Exhibit 10.14

Acknowledgement and Acceptance of Appointment

The undersigned hereby acknowledges and accepts his appointment to the position of CEO of Coty Inc., a Delaware corporation (the “Company”), on the terms described in the resolutions of the Remuneration and Nomination Committee of the Board of Directors of the Company and of the Board of Directors of the Company dated as of July 23, 2012 and July 24, 2012, respectively, which resolutions are attached as Exhibit A hereto, and the resolutions of Remuneration and Nomination Committee of the Board of Directors of the Company, dated as of September 24, 2012, and attached Exhibit B.

By:	/s/ Michele Scannavini
Name: Michele Scannavini
Date:

Exhibit A

CEO Nomination

WHEREAS, Bernd Beetz tendered his resignation by reason of retirement as CEO of the Company and this Committee has accepted his resignation by reason of retirement;

WHEREAS, this Committee has determined to recommend Michele Scannavini for election by the Board of Directors as CEO of the Company;

WHEREAS, pursuant to the Charter of this Committee, this Committee shall nominate candidates for nomination to the Board of Directors;

WHEREAS, pursuant to the Stockholders Agreement, dated January 25, 2011, between the Company, JAB Holdings II, B.V. (the “Majority Stockholder”), The Berkshire Fund Stockholders (as defined in the Stockholders Agreement) and The WB Fund Stockholders (as defined in the Stockholders Agreement), all directors on the Board of Directors who are not the designees of The Rhone Fund Stockholders and The WB Fund Stockholders shall be designees of the Majority Stockholder;

WHEREAS, the Majority Stockholder has designated Mr. Scannavini as a nominee to the Board of Directors;

NOW, THEREFORE, BE IT

RESOLVED, that this Committee recommends Mr. Scannavini for election as CEO of the Company, to serve in such capacity and to discharge the duties associated therewith, and as may be assigned to him from time to time by the Board of Directors of the Company, consistent with the by-laws and other applicable policies and rules of the Company, and be it

FURTHER RESOLVED, that, effective upon Mr. Scannavini’s election as CEO of the Company and to the Board of Directors of the Company by the Board of Directors, the officers and directors of the Company be, and each of them acting individually hereby is, authorized and directed to do and perform, or cause to be done and performed, all such acts, deeds and things, including the execution of a new employment agreement with Mr. Scannavini, to make or cause to be made, all such payments and make, execute and deliver, or cause to be made, executed and delivered, all such agreements, documents, instruments or certificates in the name and on behalf of the Company or otherwise to each other officer or director may deem necessary or appropriate to effectuate or carry out fully the purpose and intent of the foregoing resolutions, such approval to be conclusively evidenced by the taking of any such action or the execution and delivery of any such agreement, document, instrument or certificate; and be it

FURTHER RESOLVED, that all actions heretofore taken by any officer or director of the Company in connection with or otherwise in contemplation of the matters contemplated by any of the foregoing resolutions be, and they hereby are, approved, ratified and affirmed in all respects.

CEO Election by the Board of Directors

WHEREAS, Article IV, Section 1 of the Amended and Restated Bylaws of the Company (the “Bylaws”) provide that the officers of the Company shall include the CEO, which CEO shall be elected by this Board of Directors;

WHEREAS, Mr. Beetz, the current CEO of the Company, has tendered and the RNC has accepted, his resignation by reason of retirement as CEO of the Company, effective July 31, 2012;

WHEREAS, this Board of Directors has determined to appoint Mr. Scannavini as CEO of the Company, effective August 1, 2012, and the RNC has approved a remuneration package for Mr. Scannavini upon election as CEO of the Company by this Board of Directors;

WHEREAS, pursuant to Article II, Section 3 of the Bylaws, the number of directors on this Board of Directors may be set from time to time by resolution of this Board of Directors;

WHEREAS, pursuant to Article III, Section 3 of the Bylaws, any vacancy on this Board of Directors that results from an increase in the number of directors may be filled by a majority of the directors then in office;

WHEREAS, the RNC has recommended the election of Mr. Scannavini to this Board of Directors;

NOW, THEREFORE, BE IT

RESOLVED, that, effective August 1, 2012, Michele Scannavini is elected CEO of the Company, having such duties and responsibilities as CEO as are set forth in the Bylaws and as may be assigned to him from time to time by the Board of Directors, and to serve as CEO consistent with the Bylaws and other applicable policies and rules of the Company, in addition to all other capacities in which he serves, until a successor CEO shall have been duly elected and qualified, and be it

FURTHER RESOLVED, that this Board of Directors authorizes the appointment of Mr. Scannavini to offices or boards of directors of subsidiaries of the Company as necessary and appropriate; and be it

FURTHER RESOLVED, that, effective August 1, 2012, the number of directors on this Board of Directors is ten directors; and be it

FURTHER RESOLVED, that, this Board of Directors elects, effective August 1, 2012, Mr. Scannavini to this Board of Directors and appoints Mr. Scannavini to the IPO Committee; and be it

FURTHER RESOLVED, that the officers and directors of the Company be, and each of them acting individually hereby is, authorized and directed to do and perform, or cause to be done and performed, all such acts, deeds and things to make or cause to be made, all such payments and make, execute and deliver, or cause to be made, executed and delivered, all such agreements, documents, instruments or certificates in the name and on behalf of the Company or otherwise to each other officer or director may deem necessary or appropriate to effectuate or carry out fully the purpose and intent of the foregoing resolutions, such approval to be conclusively evidenced by the taking of any such action or the execution and delivery of any such agreement, document, instrument or certificate; and be it

FURTHER RESOLVED, that all actions heretofore taken by any officer or director of the Company in connection with or otherwise in contemplation of the matters contemplated by any of the foregoing resolutions be, and they hereby are, approved, ratified and affirmed in all respects.

Exhibit B

CEO Contract

RESOLVED, that Mr. Scannavini’s current employment agreement with Coty Italia S.P.A. be superseded and replaced by the employment agreement in the form presented to the Committee which financial terms and conditions provide for the adequate base and variable compensation of Mr. Scannavini’s as CEO of the Company.

EMPLOYMENT AGREEMENT (hereinafter the “Agreement”)

Between
Coty Italia S.P.A. reg. no. 10129180153, An Italian company with registered office at Via Tito Speri, 8, 20154 Milano, Italy, equity capital Euro 2,500,000 a Company belonging to the Coty Group;
Hereinafter: the “Company” or “Coty”
And Michele Scannavini, domiciled at Via Mercato, 14, 20100, Milan, fiscal code SCN MHL 59D21 D548O
Hereinafter: the “Employee” and jointly with the Company the “Parties”
Preamble
The Company, Coty Italia S.P.A. is a direct or indirect subsidiary of Coty Inc., which has its head offices at 2 Park Avenue, New York, NY 10016, USA. Coty is subject to the direction and coordination of Coty Inc., in the meaning set out by art. 2497 of the Italian Civil Code.

Now therefore the Parties agreed the following:
1. Employment, Description of Scope.
The Employee will be employed as Manager (“Dirigente”).
In his position, the Employee shall carry out such duties appropriate to his status and exercise such powers in relation to the Company or any other Group Company (“Coty Group”) and its businesses as may from time to time be assigned to or vested in him by the Board of the Company or the Board of Coty Inc..

The Employee may also be requested to carry out special tasks in the framework of the operations of Coty Group, which request shall not affect his position as Manager of the Company which is prevalent to anything else task he may have undertaken.

The Employee shall start employment with the Company as of August 1, 2012.

Seniority from any previous positions within Coty to the extent the Employee has been continuously employed within Coty is recognized by the Company for purposes of this position. Based on this recognition, the Employee’s seniority date shall be deemed to be March 11, 2002.

The employment is on a full time permanent basis. The Employee confirms that Employee is not bound by any non-competition restrictions or other understanding preventing Employee from entering into this Agreement.

The employment shall be for an indefinite period.

The Employee will be classified as Dirigente according to the national collective bargaining agreement referred to as “C.C.N.L. Dirigenti Aziende Industriali”.

The Employee will carry out his duties under this Contract exclusively out of Italy on a continuous basis. The Employee acknowledges that in the course performing his duties and as part of his duties, he will have to travel on a regular basis to France, Switzerland, Asia Pacific Region, United States and to such other countries and to the offices of such other Group Companies as the Company may from time to time provide and that Employee may be required to relocate in accordance with the Company’s needs and on a mutually agreed basis. In particular, the Employee shall spend approximately 25% of his working time in the USA where Coty Inc. has its headquarters.

2. Additional Responsibilities, Directorships.

The Employee may, however, be requested by the Company to take additional responsibilities such as directorships on the Boards of Companies belonging to Coty. The Employee agrees to accept such additional responsibilities without additional compensation except for nominal compensation as may be required under local laws. Those additional responsibilities, however, will not affect or alter his position as Manager of the Company (as set in sect. 1) which is prevalent.

Coty may, without an obligation to do so, offer the Employee to take over a directorship or to accept a position in an outside organization such as an industrial association or as representative on industry panels etc. In such case, the Employee will represent the interests of Coty within that company or organization in addition to his obligations under the present Employment Agreement.

Those additional responsibilities, however, will not affect or alter his position as Manager of the Company (as set in sect. 1) which is prevalent.

Should a conflict arise between the Employee’s obligations to the Company and his other directorship(s) the Employee will advise Coty accordingly.

In performing his duties as a director or representative, the Employee will report to Coty or such person as Coty may direct.

The Employee hereby agrees to resign, without delay and without right of retention, from all directorships or other offices (as outlined in the preceding paragraphs) whenever so directed by the Company and immediately so upon termination of employee’s work duties for the Company unless expressly provided otherwise in writing.

Any shares in the affiliates of the Company held by the employee, at the Company’s direction shall be transferred immediately, whenever and as the Company directs and upon termination of Employee’s work duties.

The Employee shall devote all of his working hours and efforts to the Company’s business and shall not, without the prior written approval of the Company: (i) hold any employment or business position outside the Company and Coty Group, irrespective of whether any remuneration is paid; or

(ii) directly or indirectly engage in any other business activity or otherwise conduct activities which may conflict with or may have a detrimental effect on the Employee’s obligations to or work for the Company or for Coty Inc., or which may adversely affect their reputation or business.

3. Compensation.

The Employee shall receive a basic annual gross salary of Euro 1’100’000 (One million one hundred thousand) inclusive “superminimo” which shall be payable in 14 equal instalments subject to the deduction of statutory charges, such as tax, social security, and health insurance (where applicable).

The Employee authorizes the Company to withhold taxes and employee contributions which may arise in any other jurisdiction (where applicable).

The above salary includes the annual gross amount of Euro 12’600 to cover travel indemnity, which is a substitute to fulfil the provisions of article 10 of the applicable to the national collective bargaining agreement.

The above salary also includes “anticipazione” which reflects future seniority and economic related increases to the extent and direction set by the national collective bargaining agreement.

Future salary increase, if any, provided for by the applicable collective agreement shall be absorbed or reduced by the superminimo. The superminimo is also intended to cover any remuneration for services rendered during what is normally considered to be reasonable working hours.

The Company may decide to change the intervals of payment by introducing weekly or bi-weekly payment or in any other intervals, at the Company’s discretion and if permitted by local laws. The annual salary shall be reviewed in regular annual intervals.

The Employee acknowledges that the salary payable under the preceding paragraph has been determined in light of overtime which may be incurred from time to time by the employee and is inclusive of any additional compensation due in consideration for such overtime under local laws.

In addition to annual base salary the Employee shall be part of the Coty Annual Performance Plan (“APP”) with a Target Award at 100 % of Employee’s basic gross annual salary. Details of the APP shall be communicated in separate documents.

The Employee shall participate in the Coty APP as outlined therein. The Employee understands that the Coty APP is subject to review, amendment and termination by Coty in its sole discretion at any time. The Employee shall have no vested right or expectancy to benefits which are modified or deleted in accordance with the APP, and the amount, calculation and proportion of his award is not guaranteed by Coty or any entity of Coty, except as provided in the APP.

The amounts paid under the Coty APP are not an element of the base salary; they will however be included in the calculation of the yearly accumulated “Trattamento di Fine Rapporto”.

In determining the Employee’s award, if any, in the APP, Coty may consider the business results of the Company as well as other appropriate entities within Coty Group as provided in the APP.

4. Benefits

4.1. The Employee participates in the Italian Company Pension Plan, if any. Information regarding the Italian Company Pension Plan will be provided to the Employee, if there is such plan.

4.2  The Employee will participate in such of the Company’s Social Welfare Programs (health, life, disability) in the same manner and to the same extent as other employees similarly situated. The Italian Social Security Law, in particular article 1, par 23, law 8 August 1995, N°335 and subsequent amendments, provides for the conditions to be met for the election of the pension calculations with the contributive based system (the “Election”). The Company acknowledges that the Employee, having met all the requirements to make the Election, has made the Election by filing the appropriate form to the competent authority (INPS).

The Employee is fully aware of all the tax and social security consequences resulting from the Election, in particular the impact on his future pension benefits under the Italia, contributive system. The Employee acknowledges that the Company has not requested nor solicited the Employee to make the Election and that his decision is entirely voluntary. The Employee further acknowledges that he will not raise, presently or in the future, any claim against the Company related to the reduction of his future pension benefits under the Italian contributive system.

In case of death, illness or accident the Company will continue to pay according to the national collective bargaining agreement.

The Employee shall be entitled to an annual vacation of thirty (30) work days (work days being defined as the regular office work days of the Company). Any vacation days which are not taken before the end of May of the following year, regardless of reason not taken, shall be paid according to the national collective bargaining agreement.

In planning vacation the Employee will duly consider the business requirements of the Company.

The Employee is entitled to a company car in accordance with the Company’s local policies. To the extent that the Employee is entitled to use the company car for private purposes or to the extent required under local law the use of the company car may be subject to taxes payable by the Employee. The company car must be returned to the Company without delay upon termination of the Employee’s work duties or upon specific request of the Company.

Any work related travel shall be subject to the Coty Travel Policy. All travel expenses must be properly accounted for and documented and shall be filed for reimbursement without delay. Any request for reimbursement shall be subject to local tax rules, the provisions of the Coty Travel Policy, and must first be approved by the Employee’s immediate supervisor.

The Company will provide reasonable assistance in filing taxes in Italy and other geographies where the Employee is performing his activities.

Any other benefits, if actually received by the Employee during the term of employment, but which are not expressly stated in this Contract, shall be considered discretionary and may be withdrawn by the Company without any obligation to compensate the Employee for the loss thereof, except that the Employee is eligible for benefits required by mandatory applicable law provided that any such benefits shall not duplicate benefits already provided under this New Agreement, which may be adjusted accordingly in such an instance to avoid any duplicative payment.

5. Termination.

Either Party may terminate this Agreement by written notice to the other party in accordance with local laws on notice period. Should the Company terminate the employment without cause, with the exception of a transfer of the Employee to another direct or indirect affiliate or sister company of Coty, the Company shall pay the Employee, in exchange of a full release and settlement, a severance amounting to twelve (12) months base salary plus the average APP of the last two periods, inclusive of any amounts due under the applicable labor laws and collective agreements and subject to all applicable withholdings.

The Company may terminate this Agreement without notice period immediately and without liability for compensation or damages if the Employee commits a material or persistent breach of any of the provisions of this Agreement or is guilty of any grave misconduct or wilful neglect in the discharge of his duties.

The Company shall also have the right to dismiss the Employee with immediate effect if he has grossly neglected his obligations to the Company, committed a material breach of contract (“Giusta causa”), or for any other cause provided by applicable law. In that case the Employee shall be no longer entitled to any indemnity and compensation unless explicitly set forth by imperative provisions of law.

For the purposes of this Agreement, “Giusta Causa” shall be defined as:

a) The Employee’s repeated default (despite warnings) or refusal to perform any of his duties and responsibilities as set forth in this Agreement;
b) The willful misappropriation or the theft of funds or properties of the Company or any Group Company;
c) The conviction of a serious offence or any crime involving moral turpitude, fraud or misrepresentation;
d) Any breach of the non-solicitation, non-competition and confidentiality obligations as stated in this Agreement.
e) Any other circumstances constituting rightful cause of revocation (“giusta causa di revoca o di recesso”) of the Employee from the Board pursuant to applicable law and/or Company’s by-laws.

The Employee can resign, at any moment and for any reason, by giving written notice to the Chairman of the Board of Directors in accordance with local laws on notice period.

If the Agreement is terminated by the resignation of the Employee, he shall be no longer entitled to any indemnity and compensation unless explicitly set forth by imperative provisions of law.

Upon terminating his employment for any reason or whenever so directed by the Company or Coty, the Employee will return any documents, papers, drawings, plans, diskettes, tapes, data, manuals, forms, notes, tables, calculations, reports, or other items which Employee has received, or in or on which Employee has stored or recorded Company or Coty data or information, in the course of his employment as well as all copies and any material into which any of the foregoing has been incorporated and any other Company or Coty property which may be in his possession or control, to the Company or to such entity as Coty may direct, without right of retention.

The Employee shall not keep any copies of the material or any part of the material nor deposit the same or keep the same with any third party. The employee shall also provide to the Company at the latest upon termination of employment a list of all passwords and other codes used by the employee in the IT-system of the Company.

The Employee hereby waives as of now any claim for further amounts of money under any title (including but not limited to any claim for damages and indemnities of whatever nature) not explicitly mentioned above; such waiver does not affect any amount of money owed to him as already accrued compensation (including TFR) in accordance with clause 3 above.

Notwithstanding the notice period, the Company shall have the right to relieve the Employee from his responsibilities and access to the workplace and to work facilities by putting the Employee on leave during the entire notice period or part thereof.

In such event, the Employee’s rights and obligations under this Contract shall nonetheless remain in force and he shall consequently observe all provisions of this Contract including those relating to confidentiality, competition restriction etc. In the alternative the Company can elect at its option to make a payment in lieu of notice indemnity to dispense with any notice period. Also in this case the Employee shall remain bound to any all duties under this New Agreement including those relating to confidentiality, competition restriction, etc.

The Employee agrees that the Company may set off against any claim the Employee may have against the Company any claim that the Company may have against the Employee, for which payment is due, to the extent allowed under applicable law.

6. Inventions, Industrial Rights.

The Employee shall disclose promptly to the Company any invention, patentable or otherwise, which during the term of employment and within one (1) year thereafter previously has been or may be hereafter conceived, developed or perfected by the Employee, either alone or jointly with another or others, and either during or outside employment, and which pertains to any activity, business, process, equipment, material, product, system or service, in which the Company has any direct or indirect interest whatsoever.

All right, title and interest in and to such inventions shall belong to the company which has employed the Employee at the time the invention was made, unless statutory local law provides otherwise. To the extent that statutory law applicable to such inventions provides for mandatory compensation, the Company are entitled to consider the payment of such separate compensation in determining the Employee’s share in any bonus scheme, such as the Coty Long-Term Incentive Plan or the Coty APP.

The provisions of the preceding paragraph shall apply similarly to any other industrial or intellectual property rights which the Employee creates as part of his employment with any entity of Coty Group. Local laws notwithstanding, the Employee will offer the exclusive right to use the invention and/or right to Coty. The Employee will reasonably cooperate with any Coty entity in any filings it makes regarding such inventions and/or rights.

The right to use any software or other computer programs prepared or amended by the Employee shall be transferred exclusively to the Company. The right to use shall be unlimited and includes the right to reproduce, amend or change the software or to transfer such rights to third parties. Compensation for the transfer of these rights shall be included in and covered by the Employee’s base salary. The Employee expressly waives any right to receive the original or copies, including author’s copies, of such software or programs.

The provisions of this article shall survive the term of this Agreement and shall be binding upon the Employee’s executors, administrators or assigns, unless waived in writing by the Company.

7. Code of Business Conduct, Confidentiality.

The Employee will comply with Coty Code of Business Conduct, a copy of which has been provided to the Employee.

The Employee shall not disclose, directly or indirectly, during or any time following employment, to others or use for Employee’s own benefit or for the benefit of others and agrees to keep strictly confidential all information concerning the Company or any other entity within Coty Group unless such use or disclosure has been approved in advance and in writing by the Company or Coty Group.

This duty of confidentiality applies in addition to all applicable laws regarding the protection of trade secrets and includes, but is not limited to, any internal papers and documents, business secrets or know-how, proprietary information, business or marketing plans, cost calculations, financial or other data, profit plans, inventions, discoveries, processes, drawings, notes, customer or supplier information and any other internal information which the Employee has received, used, observed, been exposed to or had access to in the course of his employment with an entity of Coty Group.

If the Employee contravenes section 7, any relevant Coty Group company injured by the breach shall be entitled to compensation for damages including loss of profits (Lucro cessante) damages arising from such breach from the Employee in accordance with the applicable law, in addition to any other damages and remedies available at law. Any Coty Group Company injured by such conduct may bring an action to enforce such remedies it on its own behalf.

8. Competition Restrictions.

During the term of the employment and for twelve (12) months after the termination of the employment, for whatever the cause, the Employee may not, directly or indirectly, engage in or conduct any business or services in competition with the Company or a Coty Group, including accept employment with or acquiring any material participating interest in any company or legal entity conducting such competing business. These restrictions are however limited to countries where the Company or Coty Group conducted, directly or indirectly, business at any time during the twenty four months immediately preceding the termination of the employment.

During the term of the employment and for twelve (12) months after the termination of the employment the Employee also agrees that he may not, directly or indirectly, for his own or any other person’s benefit solicit or encourage one or more of the Company’s or Coty Group’s customers or prospective customers or suppliers with whom the Employee has had material dealings within the 24 months prior to termination of employment, to cease business with the Company or with Coty Group, or, entirely or partly, transfer their custom to a business which is in competition with the Company or with Coty Group.

Furthermore, the Employee may not during the term of the employment and for twelve (12) months year after the termination of the employment, directly or indirectly, encourage one or more of the Company’s or Coty Group’s employees with whom he has had material dealings within the 24 months prior to termination of employment to leave their employment with the Company or Coty.

This clause of non-competition shall be compensated for each year with an amount corresponding to 50% of the annual gross salary as agreed, payable in four (4) quarterly postponed instalments, which shall be paid by bank transfer to the bank current account which shall be indicated by the Employee; the Parties acknowledge that the this amount is appropriate in relation with the duties assigned and to the territorial extension of the non-competition.

In case of default, even if partial, of the non-compete obligations, the Employee shall return to the Company the entire amount already received and shall also be required to pay as penalty, a sum equal to 50% of the last annual salary determined pursuant to art. 2121 of the Italian Civil Code, without prejudice to any further damage.

9. General.

This Employment Agreement relates only to the Employee’s employment with the Company.

Nothing within this Agreement shall be construed as to constitute an Employment Agreement with Coty or any of its entities, other than the Company.

This Agreement, including the documents expressly mentioned herein constitutes the full agreement; any verbal or prior agreements shall be replaced by this Agreement.

Any amendments to this Agreement, including a change of this sentence, must be made in writing only and signed by the Employee and the Company. Any verbal assurances or agreements are not binding unless reduced to written form and signed by both parties.

The provisions of this Agreement shall be subject to the laws of Italy

The Courts of Milano, Italy shall have exclusive jurisdiction over all disputes arising out of or in reference to this Agreement. Unless otherwise prohibited by local laws, the parties agree that any damages shall be limited to actual damages and shall not include any special, punitive, consequential or similar damages.

Employee acknowledges and agrees that the Company have no adequate remedy at law for a breach or threatened breach of any of the provisions of this Agreement, and, in recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, the Company will suffer irreparable harm that cannot be adequately compensated by money damages

Employee agrees that, in addition to any remedies at law, the Company, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement.

Employee expressly waives the claim or defence that the Company has an adequate remedy at law, unless such waiver is prohibited by law. Employee also expressly waives any requirement that the Company or Coty post bond or security prior to seeking equitable relief.

Any grievance relating to employment should be referred to Employee’s Department Head.

Headings used in this Agreement are meant to facilitate reading this Agreement and do not serve as definitions or interpretation of the respective provisions.

If one or more of the provisions of this Agreement is or becomes wholly or partly invalid or unenforceable, or if this Agreement fails to cover an issue which the parties would have covered had they thought of it at the time of the Agreement, such invalidity, unenforceability or missing provision shall not affect the validity of the remaining provisions of this Agreement. Such invalid, unenforceable or missing provision shall be replaced by a valid provision which best reflects the intentions of the parties to this Agreement in accordance with the valid provisions of this Agreement, applicable laws and the Company Policies referred to in this Agreement.

No provision of this Agreement shall be deemed waived and no breach shall be excused unless such waiver or consent is in writing and signed by the party claimed to have waived or consented.

This Agreement is replacing any previous agreement or understanding between the Parties.

10. Language.

This Agreement is made in the English language which the Employee perfectly understands along with an Italian translation to which both parties have agreed in the event that the Italian language version might be required for any official purpose. Should a discrepancy exist between the English and the Italian versions, the English version shall prevail for all official purpose.

11. Implementation.

The parties hereby commit to implement whatever formalities may appear necessary or appropriate in the exclusive opinion of the Company including to renew the signature of this agreement at their earliest convenience in front of the official representatives of the enterprises and the Unions.

Any references to the masculine gender herein are for convenience only.

Milan, , 2012

/s/ Laura Pessina	/s/ Michele Scannavini
Laura Pessina Human Resources Director Coty Italia SPA	Michele Scannavini

/s/ Geraud Marie Lacassagne	/s/ Bart Becht
Geraud Marie Lacassagne SCP, Human Resources Coty	Bart Becht, Chairman, Coty